UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2007

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-137734	20-5455968
(State or other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

    110 South Poplar Street, Suite 101, Wilmington, Delaware 19801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 819-5556

   N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01 below.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 19, 2007 LEAF Financial Corporation and LEAF Funding, Inc., each affiliates of ours, entered into an Asset Purchase Agreement with Dolphin Capital Corp. and Lehman Brothers Bank, FSB, to acquire substantially all of the assets of Dolphin Capital Corp., a small-ticket equipment leasing company.  On November 30, 2007, LEAF Financial and LEAF Funding assigned the rights to acquire approximately 45,000 small-ticket financing contracts of Dolphin Capital Corp. to us and, together with our affiliates, we closed the transactions contemplated in the purchase agreement.

The aggregate purchase price, which includes acquisition fees paid to our general partner for the financing contracts we acquired, was approximately $173 million in cash.

        To finance this acquisition, we amended our credit agreement with National City Bank to increase the available credit to $160,000,000 and extend the termination date to March 31, 2008.  The interest rate of this acquisition financing is the London Interbank Offered Rate plus 1.75%; however, to mitigate fluctuations in the interest rate, we entered into interest rate swap agreements to fix the interest rate at approximately 5.8%.  The average yield on the approximate 45,000 small-ticket financing contracts we acquired is approximately 11.7%.

We will seek to refinance the temporary financing provided by National City Bank with permanent financing through either an existing loan agreement or a new loan agreement prior to March 31, 2008.  We cannot assure you that such financing will be available on acceptable terms, or at all.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 2.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

	By:	LEAF Asset Management, LLC, its general partner

Date: December 6, 2007	By:	/s/ Robert Moskovitz
Name: Robert Moskovitz
Title: Chief Financial Officer